Exhibit 5.1

March 21, 2022

Cadiz Inc.

550 S. Hope Street, Suite 2850

Los Angeles, CA 90071

Re: Cadiz Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Cadiz Inc., a Delaware corporation (the “Company”), of up to an aggregate of 6,857,140 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-257159) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (“SEC”) on June 17, 2021, the base prospectus dated June 25, 2021 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares dated March 20, 2022 and to be filed with the SEC pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company to certain institutional and individual investors pursuant to a Securities Purchase Agreement, dated March 20, 2022, by and between the Company and the purchasers listed on the signature pages thereto (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including without limitation:

1. The Registration Statement;

2. The Prospectus;

3. The certificate of incorporation of the Company, as amended;

4. The bylaws of the Company, as amended;

5. A certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company (the “Board”) and the disinterested members of Audit and Risk Committee of the Board, relating to, among other matters, the registration, sale and issuance of the Shares;

7. The Purchase Agreement;

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have not independently verified such factual matters. We have assumed that there has been no oral or written modification of or amendment to any of the documents submitted to us, and there has been no waiver of any provision of any of the documents submitted to us, by action or omission of the parties or otherwise. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Greenberg Traurig, LLP | Attorneys at Law
1840 Century Park East | Suite 1900 | Los Angeles, California 90067-2121 | T +1 310.586.7700 | F +1 310.586.7800
www.gtlaw.com

March 21, 2022

In expressing our opinions below, we have assumed, with your consent, that:

(a)	Each individual executing any of the documents submitted to us, whether on behalf of such individual or another person, is legally competent to do so;

(b)	Each individual executing any of the documents submitted to us on behalf of a party is duly authorized to do so; and

(c)	Each of the parties (other than the Company) executing any of the documents submitted to us has duly and validly executed and delivered each of such documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law), and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 21, 2022, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/S/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com